CONTACT: GREG SKAAR
                                                         Chief Financial Officer
                                                                    262-268-6800
FOR IMMEDIATE RELEASE:
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                      Edison Control Corporation Announces
        Receipt of Going Private Transaction Proposal at $6.50 per share

     PORT WASHINGTON, WI, March 12, 2003 - Edison Control Corporation (OTCBB:
EDCO) today announced that it has received a proposal from its majority shareholder and Chairman of the Board, William B. Finneran, and its Chief Executive Officer, Alan J. Kastelic, to engage in a going-private transaction to be structured as a reverse stock split in which parties otherwise entitled to receive fractional shares would instead receive cash in an amount equal to $6.50 per pre-split share. Following the reverse stock split, Messrs. Finneran and Kastelic would be the only remaining shareholders of Edison Control Corporation.

     Edison Control Corporation's Board of Directors appointed a special committee (the "Committee"), comprised of William C. Scott and Robert L. Cooney, both of whom are disinterested directors, to consider and negotiate with respect to the proposed transaction. The Committee has retained Schroeder & Co. as its financial advisor to assist in evaluating the proposal and has also retained Foley & Lardner as its legal counsel. The final terms of any such transaction will be based on negotiations between Messrs. Finneran and Kastelic and the Committee. Edison Control Corporation will provide further information to its shareholders if and when the terms of the transaction are finalized, or if the transaction proposal is not accepted, in accordance with present SEC rules. It will not comment on the proposed going private transaction until that time.

     Construction Forms, headquartered in Port Washington, Wisconsin is the only wholly owned subsidiary of Edison Control Corporation and has three operating units. ConForms, the principal operating unit, designs, manufactures, and distributes concrete pumping systems and accessories. Ultra Tech is engaged in the manufacturing and marketing of abrasion resistant piping systems which are used extensively in mining, pulp and paper mills, waste water treatment plants, and coal-fired electric utility plants, as well as concrete pumping applications. South Houston Hose is a distributor of industrial hose and fittings.


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